Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Vice President, Finance (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

KRONOS WORLDWIDE REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS…March 11, 2009…Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $7.2 million, or $.15 per diluted share, for the fourth quarter of 2008 compared with net income of $1.6 million, or $.03 per diluted share, in the fourth quarter of 2007.  For the full year of 2008, Kronos reported net income of $9.0 million, or $.18 per diluted share, compared with a net loss of $66.7 million, or $1.36 per diluted share, for the full year of 2007.  Comparability of the Company’s results was impacted by lower income from operations in calendar 2008 resulting principally from lower sales volumes and higher raw material and energy costs, income tax charges we recognized in 2007 and an income tax benefit we recognized in 2008.

Net sales of $246.9 million in the fourth quarter of 2008 were $63.5 million, or 21%, lower than the fourth quarter of 2007.   Net sales of $1,316.9 million for the full year of 2008 were $6.6 million, or 1%, higher than the full year of 2007.  Net sales decreased in the fourth quarter of 2008 primarily due to lower sales volumes and the unfavorable effect of fluctuations in foreign currency exchange rates, which decreased sales by approximately $16 million, partially offset by higher average TiO2 selling prices.  For the full year period, net sales increased due to the favorable effect of fluctuations in foreign currency exchange rates, increasing sales by approximately $61 million, and higher average TiO2 selling prices, partially offset by lower sales volumes.  The Company’s average selling prices were 9% higher in the fourth quarter of 2008 as compared to the fourth quarter of 2007, and prices were 2% higher for the year.  The table at the end of this release shows the impact of each of these items on sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the fourth quarter of 2008 was $22.0 million compared with $11.3 million in the fourth quarter of 2007, and was $54.6 million for the full year of 2008 compared with $92.2 million for full year of 2007.  Segment profit increased in the fourth quarter of 2008 compared to the fourth quarter 2007 due primarily to higher average TiO2 selling prices and the positive effect of fluctuations in foreign currency exchange rates which increased segment profit by approximately $10 million.  This increase was partially offset by lower sales volumes and higher energy and raw materials costs.  Full year segment profit decreased due to higher raw materials, energy, and other manufacturing costs, lower TiO2 sales volumes, and the negative effects of fluctuations in foreign currency exchange rates, which decreased segment profit by approximately $4 million

The Company’s TiO2 sales volumes were 26% lower in the fourth quarter of 2008 as compared to the fourth quarter of 2007, and volumes were 8% lower for the year, as poor overall economic conditions lead to a global weakening of demand. The Company’s TiO2 production volumes were 1% lower in the fourth quarter of 2008 as compared to the same period in 2007, while production volumes increased slightly for the full year.  The Company’s finished goods inventories at December 31, 2008, which represented approximately 3 months of average sales, were higher compared to December 31, 2007.

The Company’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in both periods of 2007 and 2008.  The Company’s income tax benefit in 2008 includes a $7.2 million ($.15 per diluted share) non-cash deferred income tax benefit related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to our German operations and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.  The Company’s income tax expense in 2007 includes a non-cash charge of $90.8 million ($1.85 per diluted share) primarily related to the reduction in the Company’s net deferred income tax asset in Germany resulting from the enactment of legislation reducing the income tax rates, a non-cash charge of $8.7 million ($.18 per diluted share) related to the adjustment of certain German income tax attributes and a non-cash income tax benefit of $2.0 million ($.04 per diluted share) related to a net reduction in the Company’s reserve for uncertain income  tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses
•
Customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases)

•	Changes in raw material and other operating costs (such as energy costs)
•	The possibility of labor disruptions
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation or solvency of our competitors
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts
•	The introduction of trade barriers
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian kroner and the Canadian dollar)
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions)
•	The timing and amounts of insurance recoveries
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	The ultimate ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric tons data)

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008
	(Unaudited)

Net sales	$310.4	$246.9	$1,310.3	$1,316.9
Cost of sales	259.9	193.0	1,058.9	1,096.3

Gross margin	50.5	53.9	251.4	220.6

Selling, general and administrative expense	40.2	33.2	162.1	167.4
Other operating income (expense):
Currency transactions, net	(.5)	.9	.2	.6
Disposition of property & equipment	(.2)	(.3)	(.8)	(.9)
Other income, net	.9	.6	1.3	.7
Corporate expense	(.5)	(2.0)	(5.1)	(6.4)

Income from operations	10.0	19.9	84.9	47.2

Other income (expense):
Trade interest income	.8	.1	2.2	1.0
Other interest income	-	-	.3	-
Interest expense	(10.2)	(9.2)	(39.4)	(42.2)

Income before income taxes	.6	10.8	48.0	6.0

Provision for income taxes (benefit)	(1.0)	3.6	114.7	(3.0)

Net income (loss)	$1.6	$7.2	$(66.7)	$9.0

Basic and diluted net income (loss) per share	$.03	$.15	$(1.36)	$.18

Basic and diluted weighted-average shares used in the calculation of net income (loss) per share	49.0	49.0	49.0	49.0

TiO2 data – metric tons in thousands:
Sales volumes	119	88	519	478
Production volumes	125	124	512	514

KRONOS WORLDWIDE, INC.

RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008

Segment profit	$11.3	$22.0	$92.2	$54.6
Adjustments:
Trade interest income	(.8)	(.1)	(2.2)	(1.0)
Corporate expense	(.5)	(2.0)	(5.1)	(6.4)

Income from operations	$10.0	$19.9	$84.9	$47.2

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended December 31, 2008 vs. 2007	Year ended December 31, 2008 vs. 2007
Percent change in sales:
TiO2 product pricing	9%	2%
TiO2 sales volume	(26)%	(8)%
TiO2 product mix	1%	2%
Changes in foreign currency exchange rates	(5)%	5%

Total	(21)%	1%